Exhibit 99.1
SUNAIR ANNOUNCES PROPOSED MERGER WITH
MASSEY SERVICES
Deerfield Beach, FL —September 29, 2009— Sunair Services Corporation (AMEX: SNR) today announced that it has entered into a definitive merger agreement with Massey Services, Inc. pursuant to which Massey would acquire all of the outstanding common stock of Sunair in an all-cash transaction valued at $2.75 per share, which represents a premium of approximately 47% over the stock’s closing price on September 25, 2009. Massey’s operations would merge with Middleton Pest Control, Inc., a wholly owned subsidiary of Sunair with headquarters located in Orlando, Florida, which provides pest control and lawn care services to both residential and commercial customers. The transaction is expected to close in November subject to the approval of Sunair’s shareholders, customary regulatory approvals and other closing conditions. Following the closing, Harvey L. Massey will be the Chairman and CEO of the combined companies, which will be privately held.
Massey Services is headquartered in Orlando, Florida and provides residential and commercial pest control services, termite protection and lawn, tree and shrub care services in Florida, Georgia and Louisiana. Massey is a shareholder of Sunair and owns approximately 9.63 % of Sunair’s common stock.
Sunair Chairman, Richard C. Rochon commented that “Sunair’s board of directors has concluded a lengthy evaluation of numerous strategic alternatives to enhance shareholder value and has concluded that joining forces with Massey is in the best interests of our shareholders.” Massey Chairman, Harvey L. Massey, said “we believe the new organization created by this merger will build upon the complimentary strengths of both companies to provide superior value for our customers, employees and all stakeholders.”
Hyde Park Capital is acting as Sunair’s financial advisor, Akerman Senterfitt is acting as Sunair’s legal counsel, and Shuffield Lowman is acting as Massey’s legal counsel.
About Sunair
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.
Cautionary Note Regarding Forward-looking Statements
This release contains one or more forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the expected timing of the closing of the transaction. Forward-looking statements are identified by words such as “will,” “expected,” “believe” and other similar words. Sunair cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all regulatory and other conditions required for closing, the ability to obtain the approval of Sunair’s shareholders, adverse developments in Sunair’s business, and unanticipated expenses. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Sunair does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Sunair’s publicly filed documents, including its annual report on Form 10-K for its fiscal year ended September 30, 2008.
Important Merger Information
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Sunair by Massey Services, Inc. In connection with the proposed acquisition, Sunair intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Sunair intends to file other relevant materials with the SEC. Shareholders of Sunair are urged to read all relevant documents filed with the SEC when they become available, including Sunair’s proxy statement, because they will contain important information about the proposed transaction, Sunair and Massey Services, Inc. A definitive proxy statement will be sent to holders of Sunair common stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Sunair.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Sunair shareholders may obtain free copies of the documents filed with the SEC when available by contacting Edward M. Carriero, Jr., Sunair’s Chief Financial Officer, at (561) 208-7400. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Sunair with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Sunair and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunair common stock in respect of the proposed transaction. Information about the directors and executive officers of Sunair is set forth in Sunair’s proxy statement which was filed with the SEC on January 28, 2009. Investors may obtain additional information regarding the interest of Sunair and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.

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